Exhibit 2.1
FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER
This First Amendment (this “Amendment”) is made and entered into as of June 30, 2021, by and among Elanco Animal Health Incorporated, an Indiana corporation (“Parent”), Knight Merger Sub, Inc., a Delaware corporation and direct wholly-owned subsidiary of Parent (“Merger Sub”), and Kindred Biosciences, Inc., a Delaware corporation (the “Company” and, together with Parent and Merger Sub, the “Parties”).
WHEREAS, the Parties have entered into an Agreement and Plan of Merger, dated as of June 15, 2021 (the “Agreement”). Capitalized terms not otherwise defined in this Amendment shall have the respective meanings set forth in the Agreement.
WHEREAS, the Parties desire to amend the Agreement to correct a typographical error.
NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements contained in this Amendment, the Parties agree as follows:
1. Amendment to Section 8.1(c) of the Agreement. Section 8.1(c) of the Agreement is hereby amended to remove the word “not” and therefor to read in full as follows:
“(c)    Antitrust Approval. Any waiting period (and extensions thereof) applicable to or in connection with the Transactions under the HSR Act shall have expired or been terminated.”
2. Effectiveness. This Amendment shall be effective as of the date first written above following the execution of this Amendment by the Parties. Any reference in the Agreement to “this Agreement” shall hereafter be deemed to refer to the Agreement as amended by this Amendment, and any reference in the Company Disclosure Letter to “the Agreement” shall refer to the Agreement as amended by this Amendment, except that all references in the Agreement or the Company Disclosure Letter to “the date hereof” and “the date of this Agreement” shall refer to June 15, 2021.
3. Miscellaneous Terms. The provisions of Article 10 of the Agreement shall apply mutatis mutandis to this Amendment.
4. Full Force and Effect. Except as specifically amended herein, the Parties hereby acknowledge and agree that all of the terms and provisions set forth in the Agreement remain in full force and effect in all respects.
(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Amendment to be executed as of the date first written above.

Elanco Animal Health Incorporated

By: /s/ Jeffrey N. Simmons
Name: Jeffrey N. Simmons
Title: President and Chief Executive Officer

[Signature Page to First Amendment to Merger Agreement]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Amendment to be executed as of the date first written above.

Knight Merger Sub, Inc.

By: /s/ David Pugh
Name: David Pugh
Title: President and Treasurer

[Signature Page to First Amendment to Merger Agreement]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Amendment to be executed as of the date first written above.

Kindred Biosciences, Inc.

By: /s/ Richard Chin
Name: Richard Chin, M.D.
Title: Chief Executive Officer

[Signature Page to First Amendment to Merger Agreement]